Exhibit 10.11

10850 Via Frontera San Diego, California 92127 Phone 858.453.7845

July 20, 2020

Dear Ilene,

At Petco, we share a common vision of Healthier Pets. Happier People. Better World. and our success depends on our 27,000+ Partners across the country who are living our brand promise to nurture powerful relationships between pets and people.

On behalf of Petco Animal Supplies Stores, Inc. (“Petco” or the “Company”), I am delighted to invite you to join the Petco leadership team and am pleased to extend a contingent offer of employment to you as General Counsel & Corporate Secretary (“GC”), reporting directly to the Chief Executive Officer (“CEO”). Based on our discussions, your official first day as GC will be September 14, 2020.  Please take a moment to review the details of your offer below:

Base Salary – Your annual base salary will be $490,000 per year, prorated and paid on a bi-weekly basis. In spring 2021, your annual base salary will increase to $500,000, on the date that other company annual merit pay increases become effective, and will be no less than such amount for the duration of your employment, unless similarly situated executives also undergo a base salary reduction.

Annual Incentive - Provided the Board of Managers approves an incentive payment for the fiscal year, you will be eligible for incentive consideration based on 60% of your annual base salary (prorated from your hire date to the end of the fiscal year). To be eligible for incentive consideration during your first year of employment, your start date must be before December 1 of the fiscal year.  Incentive payments are awarded based on company and individual performance assessed during the annual review cycle.  You must be employed at Petco at the time the incentive is paid.  The Company reserves the right to modify or terminate the incentive plan at its sole discretion.

Guaranteed FY20 Bonus – You will be awarded an FY20 annual bonus equal to $294,000 (guaranteed 100% full year target annual bonus), payable at the same time as the annual corporate bonus is payable to other plan participants (but no later than April 30, 2021).

Long Term Incentive – Following the commencement of employment with the Company and subject to Board approval and applicable plan terms, you will receive an award of partnership profits interests in the form of 3,000,000 Long Term Incentive Units (C Units), to be granted at the next Compensation Committee meeting (currently scheduled for September 15, 2020), provided you have commenced employment with Petco prior to such Committee meeting.  Following approval of your grant, you will receive from the Law Department important details about your award, including an Award Agreement and processing instructions.

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Sign-on Bonus Payment - You will receive a cash sign-on bonus equal to a total of $225,000 payable in two installments as set forth below, provided you are employed by Petco on each of the following payment dates.

Date Payable	Amount
Within 30 days of hire	$125,000
First payroll period following one-year anniversary	$100,000

All payments will be taxed according to IRS guidelines. You agree to repay Petco up to 100% of the sign-on bonus if your employment is terminated either voluntarily or for cause by Petco according to the terms outlined in your Sign-on Bonus Repayment Agreement.

Performance Management - Performance reviews are based on a fiscal review period of February to January. Merit increases shall be tied to performance results assessed during the annual review cycle.

Location – Your location will be based at the National Support Center (NSC) in San Diego. You will be able to remote work while the NSC is closed due to COVID-19, but once Petco begins its return to office protocol and the CEO requests that you be available on a regular basis in the NSC, you will work from the NSC, after sufficient lead time to secure housing, but no more than sixty (60) days.

Housing Assistance - In lieu of your relocating your primary residence to San Diego, Petco will provide you with monthly housing assistance payments of up to the net amount of $7,000 per month for a period of two years from the date you start working at the NSC, as long as you are employed with Petco during that time. If you are terminated without Cause, as defined below, Petco will continue such payments until the end of the lease term, provided the remaining lease term is no longer than one year and the remaining lease term would not exceed the 2-year approved housing assistance. Petco will determine the best means of providing this payment and payment frequency, and the payments will be no less frequent than quarterly.

Such housing assistance payments will not commence until Petco begins its return to office protocol and the CEO requests that you be available on a regular basis in the NSC.

Severance Provision – Should you experience an involuntary, not-for-Cause termination, Petco will provide for a lump-sum severance payment equal to twelve (12) months of your base salary, subject to standard deductions and withholdings, as well as outplacement services for six (6) months, subject to your signing (and not revoking) a severance agreement and general release of claims in the form to be provided by Petco. “Cause” shall mean: (a) your material and willful breach of fiduciary duty in the performance of your duties, which has not been cured within ten (10) days after written notice to you specifying such breach; (b) your conviction of a felony which can reasonably be expected to have a material adverse impact on the Company business or reputation; or (c) your commission of any act of fraud or embezzlement with respect to the Company.

Benefits - Petco offers an excellent benefits package including medical, dental, vision, life insurance, non-qualified deferred compensation plan, an open time off work program and Petco merchandise and services discounts. You are eligible to begin your participation in our benefits program on your first day of employment.  We also offer a 401(k) program that allows you to participate on the first day of the month following six (6) months of service (subject to any plan testing discrimination). Such benefits are subject to the applicable plan documents, and as may be amended or terminated by Petco from time to time.

Financial and Tax Preparation Services - As a senior officer, you are eligible for financial planning and tax preparation services through AYCO Financial Services, a Goldman Sachs Company. This service is paid for by the Company and treated as income to you for tax purposes. Such benefits are subject to the applicable plan documents, and as may be amended or terminated by Petco from time to time.

Executive Physical - As a senior officer, you are eligible to receive an annual comprehensive wellness exam provided through the Scripps Center for Executive Health. This service is paid for by the Company and

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treated as income to you for tax purposes. Such benefits are subject to the applicable plan documents, and as may be amended or terminated by Petco from time to time.

Company Equipment – You will be provided a Company laptop computer and cellular phone, as well as any reasonable and necessary business equipment.

This offer is contingent upon our receipt and verification of various pre-employment screenings. If you accept this contingent offer of employment, we suggest that you do not give notice to your current employer or make any other arrangements with respect to potential employment with the Company until you have been notified that we have successfully completed all components of this pre-employment process.

Petco is an "at will" employer and as such, employment with Petco is not for a fixed term or definite period and may be terminated at the will of either party, with or without cause, and without prior notice. No supervisor or other representative of the Company (except the Chief Executive Officer) has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the above. This is the final and complete agreement on this term. Any contrary representations which may have been made or which may be made to you are superseded by this offer. If you accept this contingent offer, the terms described in this letter shall be the terms of your employment.

All Petco partners are expected to adhere to the Petco Code of Ethics and the corresponding policies and procedures as a condition of employment. You will be provided a copy of the Code of Ethics upon hire and are encouraged to read it thoroughly and notify your supervisor of any questions.

We acknowledge that you may hold certain advisory or other Board positions on your own time, as long as such positions do not interfere with your duties at Petco, and any such businesses are not competitive with or adverse to Petco. You will disclose such advisory or other Board positions to the CEO prior to the start of employment or before engaging in such new positions. The CEO will determine whether such positions are competitive with and/or adverse to Petco.

We look forward to having you on the Petco leadership team and to the contributions you’ll make to our overall success.  To acknowledge and accept the above-described offer, please sign and return to Brenda Barnes, Global Head of Talent Acquisition.  If you have any questions, please contact Brenda at (858) 716-5041 or at brenda.barnes@petco.com.

Sincerely,

Petco Human Resources

Acknowledged by:

/s/ Ilene Eskenazi	7/20/20
Signature